Exhibit 10.1

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this 31st day of January, 2012, by and among Hawker Beechcraft Corporation (the “Company”), Hawker Beechcraft, Inc. (“HBI”), and James Maslowski (“Employee”).

WHEREAS, the Company has notified Employee that he is being terminated by the Company effective January 31, 2012 (the “Termination Date”); and

WHEREAS, in connection with Employee’s termination of employment, the parties have agreed to the terms set forth herein;

NOW, THEREFORE, IT IS HEREBY AGREED by and among Employee, the Company and HBI as follows:

1. Employee at Will; Termination: Employee has been an employee at will and on September 4, 2007, at the time he accepted his offer of employment, he acknowledged and agreed that he could be terminated by the Company at any time, for any reason, with or without notice. Effective as of the Termination Date, Employee accepts his termination by the Company without Cause (as defined in the RSU Agreement).

2. Final Paycheck and Accrued Vacation: The Employee shall receive any payroll amounts earned, accrued or owing but not yet paid to Employee up through and including the Termination Date, including, but not limited to any benefits accrued or earned, which will be distributed in accordance with the terms of the applicable benefit plans and programs of the Company. The Employee shall receive any vacation time earned but not yet paid to Employee up through and including the Termination Date, according to the Exempt Employee Vacation Policy existing as of the Termination Date.

3. Vested RSUs: Pursuant to the Restricted Stock Unit Agreement between HBI and Employee dated August 9, 2011 (the “RSU Agreement”), Employee received 97,143 HBI Restricted Stock Units (“RSUs”). As a result of Employee’s involuntary termination without Cause, as stated herein, Employee is entitled to the issuance of 43,429 shares of common stock of HBI (“Shares”) in exchange for his 43,429 Accrued RSUs (as defined in the RSU Agreement) pursuant to Section 4.1 of the RSU Agreement. In addition, in recognition of Employee’s service, the HBI Compensation Committee has approved the accelerated accrual of an additional 19,429 RSUs. Employee is entitled to the issuance of 19,429 Shares in exchange for these additional 19,429 Accrued RSUs pursuant to Section 4.1 of the RSU Agreement. All other RSUs held by Employee other than the 62,858 Accrued RSUs are null and void, and no Shares will be issued in exchange for any such RSUs.

4. Fringe Benefits: Your company-sponsored medical, dental, vision, life insurance, and flexible spending account (if participating) benefits will remain active through January 31, 2012.

Your participation in all other company-sponsored benefit plans will cease effective January 31, 2012. Employee is not eligible to participate in an employer-sponsored medical plan after January 31, 2012, therefore COBRA benefits will be made available at that time for a period not to exceed eighteen (18) months. Employee’s 401(k) contributions as well as the company match will cease effective January 31, 2012.

5. Management Incentive Plan (“MIP”): Employee will be eligible to receive a MIP Bonus for 2011, but only to the extent his performance and the financial results for the Company for the relevant time period trigger a bonus strictly in accordance with the terms of the MIP. Payment of the bonus will be made in a lump sum amount, subject to normal statutory withholding, on the same payroll date as other employees receive payment. Employee will not be eligible to participate in the MIP for 2012.

6. Reduction of Separation Benefits: The Company and HBI each reserve the right to make deductions in accordance with applicable law for any monies owed to the Company or HBI, respectively, by the Employee.

7. Release and Representations:

(a) Employee, for and in consideration of the commitments of the Company and HBI as set forth in paragraphs 2, 3, 4, and 5 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, HBI, and their respective affiliates, subsidiaries, parents, officers, directors, employees, and agents, and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have, whether known or unknown, or which Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s employment through the Termination Date, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with the Company, Hawker Beechcraft Defense Company, LLC (“HBDC”) and/or HBI, the terms and conditions of that employment relationship and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Fair Labor Standards Act (29 U.S.C. 201 et seq.), the Kansas Act Against Discrimination (K.S.A. 44-1001 et seq.), the Kansas Age Discrimination in Employment Act (K.S.A. 44-1111 et seq.), the Kansas Wage Payment Act (K.S.A. 44-313 et seq.), and any other claims under any federal, state, or local common law, statutory, or regulatory provision, now or hereafter recognized including, but not limited to, breach of contract, unlawful retaliation, and defamation, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, Employee represents and affirms that (i), Employee has not filed or caused to be filed on Employee’s behalf any claim for relief against the Company, HBI or any Releasee and, to the best of Employee’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company, HBI or any Releasee on Employee’s behalf; and (ii), Employee has no knowledge of any improper, unethical or illegal conduct or activities that Employee has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, HBDC, and/or HBI, to any member of the Company’s legal or compliance departments, or to the ethics hotline.

8. No Claims or Lawsuits: In further consideration of the payments and other consideration described in paragraphs 2, 3, 4, and 5, Employee agrees that Employee will not file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for himself against the Company, HBI or any Releasee involving any matter released in paragraph 7. In the event that suit is filed in breach of this covenant not to sue, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such suit. In the event any Releasee is required to institute litigation to enforce the terms of this paragraph, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement. Employee further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Employee will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.

9. Confidentiality; Non-Disparagement:

(a)	Employee agrees that Employee shall not directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, HBI or any of their respective subsidiaries, affiliated companies or businesses, which has been obtained by the Employee during Employee’s employment by the Company or any of its affiliates.

(b) Employee further agrees that Employee will not disparage or subvert the Company, HBI, or any Releasee, or make any statement reflecting negatively on the Company, HBI, or any Releasee, including, but not limited to, any matters relating to the operation or management of the Company, HBDC and HBI, Employee’s employment and Employee’s resignation, irrespective of the truthfulness or falsity of such statements.

10. Consideration: None of HBI, HBDC, or the Company is under any obligation to pay Employee any consideration in respect of his termination, and no inference or admission of any type of wrongdoing by the Company can be made because the Company has offered any payments to Employee. Employee understands and agrees that the payments, benefits and agreements provided in this Agreement, to the extent specifically set forth as such herein, are being provided to Employee in consideration for Employee’s acceptance and execution of, and in reliance upon Employee’s representations in, this Agreement, and that they are greater than the payments, benefits and agreements, if any, to which the Employee would have received if Employee had not executed this Agreement.

11. Satisfaction of Obligations: Employee acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Employee under any agreement or offer letter Employee has with the Company or any of its affiliates and, further, that this Agreement sets forth the entire agreement between Employee and the Company with respect to its subject matter and fully supersedes any prior agreements or understandings, whether written or oral, between the parties. Employee acknowledges that, except as set forth expressly herein, neither the Company, HBI, the Releasees, nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, or written or oral. To the extent any provision of this Agreement is found to be invalid or illegal, such provision shall be interpreted as nearly as possible according to its original terms and intent, and the remainder of this Agreement will not be affected.

12. Possession of Corporate Records and Property: Employee represents that he does not presently have in his possession or under his control any records or other business documents, including but not limited to correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, or sales records, whether in paper or electronic form (collectively, the “Corporate Records”) whether or not created by Employee while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Employee further represents that he does not presently have in his possession any other tangible items, including but not limited to any computers, cellular telephones, PDAs, corporate credit cards and telephone cards, in each case, provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Employee’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates. Employee acknowledges that all such Corporate Records and tangible items are the property of the Company.

13. Legal Proceedings: If Employee is notified by the Company or any Releasee of any pending or future claims, lawsuits, investigations, hearings, trials or other legal proceedings (“Legal Proceedings”) in which his assistance may be needed, Employee agrees to make himself available to the Company, and will cooperate in connection with such Legal Proceedings by providing timely, truthful and accurate information and advice and any other such assistance necessary to assist the Company or any Releasee in the Legal Proceedings. It is expressly understood and agreed that any breach or threatened breach of this paragraph by Employee shall constitute a material breach of this Agreement.

14. Notification of Contact from Third Parties: If Employee is contacted by a non-governmental third party concerning any issue that relates to the Company or any Releasee, or is related to or connected with his work for the Company or any Releasee, Employee will notify the Company’s General Counsel by either telephone or electronic mail within two (2) days after such contact and Employee will not provide information to any such third party pursuant to such request until first meeting with Company representatives, by telephone or in person, and allowing adequate time for the Company representative to assert an objection or file a protective order relating to such requested information. Further, unless Employee is expressly directed not to do so in writing by a federal or state law enforcement agency, or similar government entity, Employee will notify the Company’s General Counsel by either telephone or electronic mail within two (2) days after such contact and Employee will not provide any information to any governmental entity pursuant to such request until first meeting with Company representatives, by telephone or in person, and allowing adequate time for the Company representative to assert an objection or file a protective order relating to such requested information. In any event, should Employee speak to a third party or governmental entity consistent with the terms of this Agreement, Employee agrees to reasonably cooperate with and to provide timely and truthful responses to any questions that may be asked.

15. Repayment Obligation: Employee agrees and recognizes that should Employee breach any of the obligations or covenants set forth in this Agreement, the Company and HBI will have no further obligation to provide Employee with the consideration set forth herein, and will have the right to repayment of all consideration paid up to the time of any such breach. Further, Employee acknowledges in the event of a breach of this Agreement, Releasees will be entitled to any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

16. Relief, Choice of Law and Venue: Employee further agrees that the Company and HBI shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits relating to or arising out of any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company and/or HBI may be entitled. Employee irrevocably and unconditionally (i) agrees that this Agreement and the obligations of the parties under this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Kansas; (ii) agrees that any suit, action or other legal proceeding relating to or arising out of this Agreement, including without limitation, any action commenced by the Company or HBI for preliminary and permanent injunctive relief or other equitable relief, shall be brought exclusively in the Eighteenth Judicial District, Sedgwick County, Kansas, or in the United States District Court for the District of Kansas sitting in Wichita, Kansas, if federal jurisdiction exists; and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers by personal service or by registered or certified mail, return receipt requested, or by overnight express courier service, addressed to Employee at the home address which Employee most recently communicated to the Company in writing.

17. Certification and Acknowledgement: Employee certifies, acknowledges and agrees as follows:

(a) That Employee has read the terms of this Agreement, and that Employee understands its terms and effects, including the fact that Employee has agreed to REMISE, RELEASE AND FOREVER DISCHARGE the Company and HBI and each and everyone of its affiliated entitles from any legal action arising out of Employee’s employment relationship with the Company and the termination of that employment relationship;

(b) That Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled;

(c) That Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That Employee does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided Employee with a period of twenty-one (21) days within which to consider this Agreement, and that Employee has signed on the date indicated below after concluding that this Agreement is satisfactory to Employee; and

(f) Employee acknowledges that this Agreement may be revoked by Employee within seven (7) days after Employee’s execution, and it shall not become effective until the expiration of such seven day revocation period. Any revocation within this period must be submitted, in writing, to Company and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Rich Jiwanlal, or his designee, or mailed to Rich Jiwanlal, 10511 E. Central, Wichita, KS 67206, and postmarked within seven (7) calendar days of Employee’s execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Kansas, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. In the event of a timely revocation by Employee, this Agreement will be deemed null and void and the Company and HBI will have no obligations hereunder.

[SIGNATURES ON FOLLOWING PAGE]

Intending to be legally bound hereby, Employee, the Company, and HBI have executed the foregoing Separation of Employment Agreement and General Release this 31st day of January 2012.

JAMES MASLOWSKI		HAWKER BEECHCRAFT CORPORATION

/s/ James Maslowski		By:	/s/ Rich Jiwanlal
Name:
Title:

HAWKER BEECHCRAFT, INC.

By:	/s/ Alexander L.W. Snyder
Name:
Title: